 Exhibit 99.1

Big Sky Industrial Inc. Reports Second Quarter 2026 Results and Highlights Phase I Construction Progress at Big Sky Carbon Hub

Advances Phase I Processing Facility Construction and Gathering Infrastructure Toward Targeted First Revenue in the First Quarter of 2027

Five-Year, 100% Take-or-Pay Helium Offtake Provides Contracted Initial Revenue at a $285 per Mcf Plant-Gate Price

Completes Corporate Rebrand to Big Sky Industrial Inc., with Common Stock Now Trading on Nasdaq under Ticker Symbol "BSIN"

HOUSTON, August 11, 2026 (GLOBE NEWSWIRE) — Big Sky Industrial Inc (NASDAQ: BSIN) (“Big Sky Industrial” or the “Company”), an integrated industrial gas, energy, and carbon management company, today reported financial and operating results for the three and six months ended June 30, 2026, while highlighting construction and development progress during the quarter at the Company’s Big Sky Carbon Hub, its flagship project in Montana. Commercial operations and first revenue remain targeted for the first quarter of 2027

MANAGEMENT COMMENTS

“The second quarter of 2026 was one of the most productive stretches in the Company’s history,” said Ryan Smith, President and Chief Executive Officer of Big Sky Industrial. “During the quarter, we advanced construction of our Phase 1 processing facility, began installing infrastructure, executed a five-year, 100% take-or-pay helium offtake agreement with an investment-grade global industrial gas counterparty, amended and upsized our senior secured credit facility, and completed our corporate rebrand to Big Sky Industrial. We invested $9.6 million in Big Sky through the first six months of the year. Together, these milestones advance our transition from a legacy E&P company and materially de-risk the path to first revenue at the Big Sky Carbon Hub.

“Helium demand continues to grow while global supply remains structurally constrained, the market for captured and sequestered CO₂ is expanding alongside supportive federal 45Q policy, and secure domestic supplies of strategic materials have rarely been more important to the United States. With our commercial offtake in place, our regulatory path advancing, and construction underway, we have a clear sequence of catalysts between now and first revenue in the first quarter of 2027. Our focus through the balance of the year is completing gathering infrastructure, securing our MRV approvals, and commissioning the plant, while maintaining the financial flexibility to deliver Phase 1 and to advance planning for Phase 2. We believe the value we are building will become increasingly visible to the market as we execute against this plan, and we remain focused on delivering long-term shareholder value.”

SECOND QUARTER 2026 STRATEGIC AND OPERATIONAL HIGHLIGHTS

●

Phase 1 Processing Facility Construction Advancing on Schedule. Following the Final Investment Decision (“FID”) announced on March 18, 2026 and the execution of a fixed-scope engineering, procurement, and construction (“EPC”) agreement with CANUSA EPC, construction of the Phase 1 processing facility at the Big Sky Carbon Hub advanced during the quarter. Industrial gas capital expenditures totaled $9.6 million during the first six months of 2026, compared to $2.5 million in the prior-year period, as the project moved from development into construction. The plant is designed for approximately 8 MMcf/d of inlet capacity, targeting approximately 14 MMcf of high-purity helium and the capture and permanent sequestration or utilization of approximately 125,000 metric tons of CO₂ per year at initial operations, with commercial operations targeted for the first quarter of 2027

●

Five-Year, 100% Take-or-Pay Helium Offtake Agreement Executed. On April 27, 2026, the Company executed a five-year helium sales agreement with an investment-grade global industrial gas company for the sale of contained helium produced at Big Sky. The contract is structured as 100% take-or-pay over a five-year initial term at a fixed, all-in price of $285 per Mcf realized at the plant gate, with CPI-linked escalation beginning March 1, 2028, and a year-three pricing redetermination. Under the agreement, the counterparty is responsible for all transportation, logistics, and downstream delivery of the helium, and none of those costs are borne by Big Sky. The full $285 per Mcf is realized by the Company at the plant gate, with no midstream or delivery deductions. The agreement establishes contracted, initial helium revenue and supports the commercial viability of the Big Sky development.

●

Phase 1 Capital Stack. On April 20, 2026, the Company amended its senior secured credit agreement, doubling the borrowing base to $20 million, fixing the interest margin at 200 basis points over the alternate base rate, and suspending quarterly financial covenant testing through the fiscal quarter ending March 31, 2027. The facility matures May 31, 2029, with no prepayment penalties. Together with the underwritten equity offering completed in March 2026, the Company is in position to fund the project through commercial operations.

●	MRV Applications Advancing in Active EPA Review. Both Monitoring, Reporting, and Verification (“MRV”) submissions — Big Rose and Cut Bank — are in active EPA review, with the Company continuing to expect approvals in the coming months. These approvals are required to access the Section 45Q tax credit framework, which represents approximately $130 million of credit value over the first 12 years of Phase 1 operations alone.

●

Field Development and Gathering Infrastructure on Schedule. Drilling and completions were completed in August 2025 with three successfully drilled wells, plus two acquired wells. Two Class II permitted injection wells are operational. Gathering infrastructure installation is underway and is scheduled across the summer and fall of 2026, with facility commissioning targeted for late 2026 and first gas and first revenue targeted for the first quarter of 2027.

●	Phase 2 Planning Advancing. The Company is advancing early-stage engineering and planning for Phase 2, a second processing plant on the same footprint that would use existing infrastructure, permits, and field operations. Phase 2 is not included in the Company’s base case, and the Company expects to provide additional detail as planning progresses

●	Corporate Rebrand to Big Sky Industrial Inc. Completed. On June 8, 2026, the Company completed its corporate name change from U.S. Energy Corp. to Big Sky Industrial Inc., and its common stock began trading on the Nasdaq Capital Market under the new ticker symbol “BSIN.” The new name aligns the Company’s public market identity with its core operating strategy: the development and commercialization of helium and carbon management assets at the Big Sky Carbon Hub.

NEXT MILESTONES

●	MRV Approvals (Big Rose and Cut Bank). Both submissions are in active EPA review, with approvals expected during the coming months.

●	Gathering Infrastructure. Installation is underway and is scheduled across the summer and fall of 2026.

●	Phase I Facility Commissioning. Targeted for late 2026.

●	First Gas, Commercial Operations, and First Revenue. Targeted for the first quarter of 2027.

BALANCE SHEET AND LIQUIDITY UPDATE

As of June 30, 2026, Big Sky Industrial had a cash balance of $6.0 million and total available liquidity of $21.5 million, including $17.5 million of undrawn capacity under the Company’s amended senior secured credit facility. Subsequent to quarter end, the Company drew $4.0 million under the facility to fund capital expenditures associated with the construction of its gas processing facility; as of August 4, 2026, the Company’s cash balance was $4.9 million and total available liquidity was $16.4 million. The Company believes it is well positioned to advance Phase 1 toward commercial operations in the first quarter of 2027, while retaining multiple financing levers to fund future development and to pursue additional value-enhancing opportunities as they arise.

	Balance as of
	June 30, 2026	December 31, 2025	August 4, 2026*
Cash and debt balance:
Total debt outstanding	$4,500	$2,500	$8,500
Less: Cash balance	$5,987	$429	$4,900
Net debt balance	$(1,487)	$2,071	$3,600

Liquidity:
Cash balance	$5,987	$429	$4,900
Plus Credit facility availability	$15,500	$7,500	$11,500
Total Liquidity	$21,487	$7,929	$16,400

*Represents liquidity profile as of August 4, 2026, which reflects the Company’s $4.0 million draw on its amended credit facility subsequent to quarter end to fund capital expenditures associated with the construction of the Company’s gas processing facility

Second QUARTER 2026 FINANCIAL RESULTS

Second quarter 2026 production was 33,747 barrels of oil equivalent (“BOE”) (68% oil), compared to 48,816 BOE the second quarter of 2025. For the second quarter 2026 revenue totaled $2.1 million (84% oil), compared to second quarter of 2025 revenue of $2.0 million. Second quarter 2026 realized average sales prices of $77.73/bbl and $2.20/mcf for oil and natural gas, respectively, resulting in an average realized price of $63.24/BOE as compared to second quarter 2025 which averaged $55.14/bbl, $2.00/mcf for oil and natural gas, respectively, resulting in an average realized price of $41.54/BOE. The sequential decline in production and revenue was primarily driven by Company’s strategic divestitures, representing the final significant step in the Company’s legacy asset optimization program. The divestitures, combined with natural production declines, accounted for substantially all of the quarter-over-quarter variance. As previously communicated, this monetization program funded the Company’s pivot to its industrial gas, energy, and carbon management platform and is now substantially complete.

Second quarter 2026 lease operating expense totaled $1.0 million, compared to $1.5 million for the second quarter 2025. Cash general and administrative expense totaled $1.8 million for the second quarter 2026 compared to $1.7 million for the second quarter 2025. The year-over-year increase reflects elevated professional fees and compensation expense associated with the Company’s strategic transformation, including legal, technical, and advisory work supporting FID, the EPC contract negotiation, the helium offtake agreement, and the amended credit facility. These costs are expected to normalize as Phase 1 transitions from development to construction execution. Equity compensation expense totaled $1.1 million for both the second quarter of 2026 and the second quarter of 2025.

Big Sky Industrial reported a net loss of $2.3 million, or ($0.04) per diluted share during the second quarter 2026, compared to a net loss of $6.1 million, or ($0.19) per share in the second quarter of 2025, which included a $2.8 million impairment of oil and natural gas properties. Adjusted EBITDA was $(0.9) million, compared to $(1.3) million in the second quarter of 2025.

CONFERENCE CALL DETAILS

Big Sky Industrial will host a conference call to discuss its second quarter 2026 financial and operating results on August 11, 2026 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time, followed by a question-and-answer period. Interested parties may submit questions prior to the call by emailing the Company's investor relations email at IR@bigskyindustrialinc.com. A webcast of the call will be available on the Investor Relations section of the Company’s website at www.bigskyindustrialinc.com, and a replay of the teleconference will be available through August 25, 206.

Date: Tuesday, August 11, 2026

Time: 9:00 a.m. Eastern Time

Toll-free dial-in number: 877-407-3982

International dial-in number: 201-493-6780

Conference Registration: [Link]

Webcast Registration: [Link]

Domestic Replay: 844-512-2921

International Replay: 412-317-6671

Access ID: 13761996

ABOUT BIG SKY INDUSTRIAL INC.

Big Sky Industrial Inc. (NASDAQ: BSIN) is a Houston-based industrial gas, carbon management, and energy company with operations focused on the Big Sky Carbon Hub and Cut Bank oil field in Montana’s Kevin Dome region. The Company’s asset base supports three distinct business lines: helium production, carbon management, and low-decline oil production. Big Sky Industrial is focused on developing an integrated platform that leverages helium as a federally designated critical mineral, carbon management opportunities supported by Section 45Q federal tax credits, and conventional oil production from its owned and operated assets. The Company’s operations are designed to generate revenue from multiple independent sources across helium, carbon management, and oil. For more information, please visit www.bigskyindustrialinc.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@bigskyindustrialinc.com

(303) 993-3200

www.bigskyindustrialinc.com

MEDIA CONTACT

media@bigskyindustrialinc.com

X: @BSIN_IR

LinkedIn: Big Sky Industrial Inc.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks relating to: the Company’s ability to complete construction of the Big Sky Carbon Hub on time and on budget; the Company’s ability to comply with the terms of its senior credit facilities; the Company’s access to capital on acceptable terms and potential dilution caused thereby; the volatility of commodity prices, including helium, oil and natural gas; the Company’s success in discovering, estimating, developing and replacing reserves; risks related to the status and availability of gathering, transportation, processing, and storage facilities; risks relating to regulatory changes, including those related to the Section 45Q tax credit, carbon dioxide and greenhouse gas emissions; the business, economic and political conditions in the markets in which the Company operates; actions of competitors or regulators; inflationary risks and changes in interest rates; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; and other risk factors included from time to time in documents the Company files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and future annual reports and quarterly reports. These reports and filings are available at www.sec.gov. Unknown or unpredictable factors also could have material adverse effects on the Company’s future results.

FINANCIAL STATEMENTS

BIG SKY INDUSTRIAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash and equivalents	$5,987	$429
Oil and natural gas sales receivables	629	454
Marketable equity securities	116	146
Commodity derivative	147	-
Other current assets	1,030	956

Total current assets	7,909	1,985

Oil and natural gas properties under full cost method and industrial gas properties:
Evaluated oil and natural gas properties	132,654	132,459
Less accumulated depreciation, depletion and amortization	(117,904)	(117,237)

Net oil and natural gas properties	14,750	15,222

Unproved industrial gas properties, not subject to amortization	32,353	22,479

Other Assets:
Property and equipment, net	320	318
Right-of-use asset	266	356
Commodity derivative	20	-
Other assets	329	270

Total other assets	935	944

Total assets	$55,947	$40,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,876	$1,592
Revenue and royalties payable	3,954	3,921
Asset retirement obligations	476	300
Current lease obligation	217	210

Total current liabilities	6,523	6,023

Noncurrent liabilities:
Credit facility	4,500	2,500
Asset retirement obligations	7,790	7,706
Long-term lease obligation, net of current portion	95	206

Total noncurrent liabilities	12,385	10,412

Total liabilities	18,908	16,435

Commitments and contingencies (Note 8)

Shareholders’ equity:
Common stock, $0.01 par value; 245,000,000 shares authorized; 52,487,506 and 34,405,143 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	525	345
Additional paid-in capital	253,891	235,762
Accumulated deficit	(217,377)	(211,912)

Total shareholders’ equity	37,039	24,195

Total liabilities and shareholders’ equity	$55,947	$40,630

BIG SKY INDUSTRIAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE Three and Six Months Ended June 30, 2026 AND 2025

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenue:
Oil	$2,034	$1,844	$3,411	$3,615
Natural gas and liquids	100	184	328	607
Total revenue	2,134	2,028	3,739	4,222

Operating expenses:
Lease operating expenses	995	1,520	1,906	3,145
Production taxes	165	148	295	296
Depreciation, depletion, accretion and amortization	591	1,118	1,151	2,237
Impairment of oil and natural gas properties	-	2,760	-	2,760
Exploration expense	121	51	222	51
General and administrative expenses	2,647	2,246	5,694	4,635
Loss on sale of assets	-	424	-	424
Total operating expenses	4,519	8,267	9,268	13,548

Operating loss	(2,385)	(6,239)	(5,529)	(9,326)

Other income (expense):
Commodity derivative gain, net	167	-	167	-
Interest expense, net	(10)	(47)	(74)	(95)
Other income, net	(51)	228	(29)	252
Total other (expense)	106	181	64	157

Net loss before income taxes	$(2,279)	$(6,058)	$(5,465)	$(9,169)
Income tax expense	-	-	-	-
Net loss	$(2,279)	$(6,058)	$(5,465)	$(9,169)

Basic and diluted weighted average shares outstanding	52,392,618	32,672,866	46,553,898	33,370,898
Basic and diluted loss per share	$(0.04)	$(0.19)	$(0.12)	$(0.27)

BIG SKY INDUSTRIAL INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE Six Months Ended June 30, 2026 AND 2025

(in thousands)

	2026	2025

Cash flows from operating activities:
Net loss	$(5,465)	$(9,169)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion, accretion, and amortization	1,151	2,237
Impairment of oil and natural gas properties	-	2,760
Loss on sale of assets	-	424
Commodity derivatives gain	(167)	-
Commodity derivative settlements received	-	-
Loss (gain) on marketable equity securities	30	(79)
Amortization of debt issuance costs	16	45
Stock-based compensation	1,131	1,034
Right-of-use asset amortization	161	-
Shares issued to consultants	90	85
Changes in operating assets and liabilities:
Oil and natural gas sales receivable	(175)	731
Accounts payable and accrued liabilities	108	(3,826)
Other operating assets and liabilities, net	(29)	(273)
Payments on operating lease liability	(103)	(96)

Net cash used in operating activities	(3,252)	(6,127)

Cash flows from investing activities:
Acquisition of industrial gas properties	(91)	(2,128)
Industrial gas capital expenditures	(9,700)	(2,504)
Oil and natural gas capital expenditures	(303)	(18)
Property and equipment expenditures	-	(3)
Net proceeds from sale of oil and natural gas properties	-	144

Net cash used in investing activities	(10,094)	(4,509)

Cash flows from financing activities:
Borrowings on credit facility	2,000	-
Financing costs	(113)	-
Shares withheld to settle tax withholding obligations for restricted stock awards	(171)	(346)
Repurchases of common stock	-	(316)
Related party share repurchase	-	(1,574)
Proceeds from underwritten offering	8,086	11,877
Proceeds from committed equity facility	9,103	-

Net cash provided by financing activities	18,905	9,641

Net change in cash and equivalents	5,558	(995)

Cash and equivalents, beginning of period	429	7,723

Cash and equivalents, end of period	$5,987	$6,728

ADJUSTED EBITDA RECONCILIATION

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, net unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, deferred income taxes, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, non-cash share-based compensation, transaction related expenses, transaction related acquired realized derivative loss (gain), and loss (gain) on marketable securities. Company management believes this presentation is relevant and useful because it helps investors understand Big Sky Industrial’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of this measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

	Three months ended June 30,
	2026	2025
Adjusted EBITDA Reconciliation
Net Income (Loss)	$(2,279)	$(6,058)

Depreciation, depletion, accretion and amortization	591	1,118
Non-cash gain on commodity derivatives	(167)	-
Interest Expense, net	10	47
Income tax benefit	-	-
Non-cash stock based compensation	845	563
Loss on sale of assets	-	424
Loss (gain) on marketable securities	52	(144)
Impairment of oil and natural gas properties	-	2,760
Total Adjustments	1,331	4,768

Total Adjusted EBITDA	$(949)	$(1,290)